FOR IMMEDIATE RELEASE

Alison Ziegler	David Kaplan
Cameron Associates	Verticalnet, Inc.
Ph: 212-554-5469,	Ph: 610-695-2310,
alison@cameronassoc.com	davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the First Quarter of 2005

Malvern, PA, April 28, 2005 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of supply management solutions, today announced results for its first quarter ended March 31, 2005.

Financial Results

Revenues for the quarter ended March 31, 2005 were $5.3 million, up 16% as compared to $4.5 million for the quarter ended March 31, 2004. Software and software-related revenues represented approximately 29% of revenues for the quarter ended March 31, 2005, compared to 12% of revenues for the quarter ended March 31, 2004. Verticalnet’s net loss for the quarter ended March 31, 2005 was $3.2 million, or ($0.08) per share, which included $0.9 million of non-cash charges (including depreciation and amortization). This compares to a net loss of $2.2 million, or ($0.10) per share, for the quarter ended March 31, 2004, which included $1.3 million of non-cash items (including depreciation and amortization). For the quarters ended March 31, 2005 and 2004, weighted-average shares outstanding were approximately 42.0 million and 23.4 million shares, respectively. As of March 31, 2005, Verticalnet reported cash and cash equivalents of $6.7 million, compared to $9.4 million as of December 31, 2004.

“We are pleased that both our top and bottom line results were within the range of our expectations for the quarter, despite a generally slow market for enterprise software and consulting services,” said Gene S. Godick, Verticalnet EVP and CFO. “In addition, our efforts to control costs have been successful, as gross margins remained consistent in the fourth quarter of 2004 and the first quarter of 2005.”

In the first quarter, the Company’s focus on cross-selling to existing customers continued to pay off, with 14 existing customers broadening their relationships with Verticalnet. The Company also signed agreements or initiated pilots with five new customers including the world’s largest steelmaker, Mittal Steel and had a 100% subscription renewal rate amongst legacy B2eMarkets customers for the quarter. In the first quarter of 2005, the Company’s two largest customers comprised 41% of revenues compared to 64% for the first quarter of 2004.

“Verticalnet continued to add new customers, renew subscriptions, and convert pilots into long-term agreements in the first quarter, despite the fact that we are seeing longer decision-making processes and slower sales cycles,” said Nathanael V. Lentz, Verticalnet President and CEO. “Europe continues to be a bright spot with 20% of our active customers in Europe. We are also pleased to have improved our forecasting and cost management in a difficult market environment. Bottom line improvement continues to be a focus for our team, as we strive for cash flow break even and profitability.”

“In today’s environment where our customers’ earnings are under pressure and materials prices are rising, robust supply management is more important than ever before,” Lentz continued. “Verticalnet’s solutions are saving millions of dollars for our customers every week. Our on-demand delivery model, with its lower subscription rates and flexibility, is particularly attractive to companies with budgetary pressures. In a time of increased focus on managing costs, we believe that Verticalnet’s solutions are perfectly targeted for the challenges faced by today’s procurement and sourcing executives.”

Conference Call Information

Verticalnet will hold a conference call today at 5:00 p.m. EDT to discuss the quarterly results. To join the call, please dial 1-800-561-2813 or 1-617-614-3529 and then enter the pass code 98691056. There will also be a live web broadcast and recorded replay available on the investor relations section of the Company’s website at www.verticalnet.com/company/investors.html. A replay of this call will be available through Thursday, May 5, 2005 by dialing 1-888-286-8010 in the United States and Canada, or 1-617-801-6888 for other international locations, and entering pass code #56425276.

About Verticalnet

Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet has helped numerous Global 2000 companies take their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected fiscal first quarter financial results, bottom line improvement, striving for cash flow break even and profitability, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2004, which have been filed with the SEC. Verticalnet is making these statements as of April 28, 2005 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.

Verticalnet, Inc.
Consolidated Statements of Operations - Unaudited
(In thousands, except per share amounts)
		Three months ended March 31,
		2005		2004 (3)
	Revenues:
	Software and software related		$1,515	$549
	Services	3,761		3,987

	Total revenues		5,276	4,536

	Cost of revenues:
	Cost of software and software related		699	256
	Cost of services		1,947	1,540
	Amortization of acquired technology and customer		239	325
	contracts
	Total cost of revenues		2,885	2,121

	Gross profit		2,391	2,415

	Operating expenses:
	Research and development		1,711	1,197
	Sales and marketing		1,853	1,066
	General and administrative		1,512	1,495
	Stock-based compensation (1)		220	470
	Amortization of other intangible assets		324	131

	Total operating expenses		5,620	4,359

	Operating loss		(3,229)	(1,944)
	Interest and other expense (income), net		(40)	285

	Net loss		$(3,189)	$(2,229)

	Net loss per share - basic and diluted (2)		$(0.08)	$(0.10)

	Weighted average common shares outstanding:		41,966	23,401
	Basic and diluted (2)
(1)	For the three months ended March 31, 2005 and 2004, stock-based compensation expense, net of the effects of cancellations, is attributable to various expense
	categories as follows (in thousands):
		Three months ended March 31,

			2005	2004

	Cost of revenues	$		$200
			12
	Research and development		14	70
	Sales and marketing		91	70
	General and administrative		103	130

	Total	$		$470
			220	====================

(2)	During the three months ended March 31, 2005 and 2004, the diluted earnings per share calculation was the same as the basic earnings per share calculation as all
	potentially dilutive securities were anti-dilutive.
(3)	Certain prior year amounts have been reclassified to conform with the current year’s financial statement presentation.

Verticalnet, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(In thousands)
	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$6,675	$9,370
Accounts receivable, net	5,020	5,902
Prepaid expenses and other current assets	1,605	802

Total current assets	13,300	16,074
Property and equipment, net	1,221	1,173
Other investments	606	606
Goodwill	16,319	16,364
Other intangible assets, net	5,053	5,603
Other assets	519	525

Total assets	$37,018	$40,345

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$651	$71
Accounts payable and accrued expenses	4,038	4,993
Deferred revenues	3,259	3,147

Total current liabilities	7,948	8,211
Long-term debt and deferred revenues	242	246
Shareholders’ equity	28,828	31,888

Total liabilities and shareholders’ equity	$37,018	$40,345

Verticalnet, Inc.
Consolidated Statements of Cash Flow - Unaudited
(in thousands)
	Three Months Ended
	March 31,
	2005	2004
Operating activities:
Net loss	$(3,189)	$(2,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	705	549
Stock-based compensation, net of cancellations	220	470
Other non-cash items	—	281
Change in assets and liabilities, net of effect of acquisitions:
Accounts receivable	882	(205)
Prepaid expenses and other assets	(143)	86
Accounts payable and accrued expenses	(977)	192
Deferred revenues	17	153

Net cash used in operating activities	(2,485)	(703)

Investing activities:
Acquisitions, net of cash acquired	—	(3,714)
Capital expenditures	(48)	(42)
Proceeds from sale of short-term investments	—	2
Restricted cash	—	(311)

Net cash used in investing activities	(48)	(4,065)

Financing activities:
Principal payments on long-term debt and obligations under capital leases	(102)	(172)
Proceeds from exercise of stock options and warrants	2	547
Proceeds from issuance of common stock and warrants, net	—	7,062

Net cash provided by (used in) financing activities	(100)	7,437

Effect of exchange rate fluctuation on cash and cash equivalents	(62)	—

Net increase (decrease) in cash and cash equivalents	(2,695)	2,669
Cash and cash equivalents — beginning of period	9,370	4,408

Cash and cash equivalents — end of period	$6,675	$7,077

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$5	$25
Supplemental schedule of non-cash investing and financing activities
Capital expenditures financed through capital lease arrangements	$141	$—
Issuance of common stock as consideration for the Tigris acquisition	—	5,740
Assumption of stock option plan as consideration for the Tigris acquisition	—	2,212